Exhibit 99.1

Jacuzzi Brands Announces Revised Pricing of Tender Offer

West Palm Beach, FL – January 26, 2007

Jacuzzi Brands, Inc. (“Jacuzzi”) announced today the revised pricing terms of its cash tender offer with respect to its 9 5/8% Senior Secured Notes due 2010 (the “Notes”). The tender offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on February 6, 2007, unless terminated or further extended (the “Expiration Date”).

The total consideration for the Notes was determined as of 10:00 a.m., New York City time, on January 23, 2007 by reference to a fixed spread of 50 basis points above the yield to maturity of the applicable U.S. Treasury security as described in the Offer to Purchase and Consent Solicitation Statement of Jacuzzi, dated December 4, 2006 (the “Statement”). The reference yield for the Notes was 5.160%.

Assuming a payment date of February 7, 2007, which is the first business day after the Expiration Date, the total consideration per $1,000 principal amount of Notes (the “Total Consideration”) that were validly tendered prior to 5:00 p.m., New York City time, on December 15, 2006 (the “Consent Date”), which was the deadline for holders who desired to receive a cash consent payment to tender their Notes and deliver their consents, will be $1,062.43. The Total Consideration includes the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the Total Consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. All holders of Notes validly tendered prior to the Expiration Date will receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.

The Total Consideration was determined pursuant to a formula set forth in the Statement. The Total Consideration may be higher or lower, based on this formula, depending on the actual payment date.

As of 5:00 p.m., New York City time, on January 25, 2007, Jacuzzi had received tenders and consents for $379,950,000 in aggregate principal amount of the Notes, representing 99.99% of the outstanding Notes.

The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of the previously announced acquisition of Jacuzzi by affiliates of Apollo Management, L.P. (“Apollo”) and (ii) the receipt by affiliates of Apollo of $985 million in new debt financing relating to the transactions and the availability of funds therefrom to pay the tender offer consideration described above. If any of the conditions are not satisfied, Jacuzzi may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (800) 820-1653 (toll-free) or at (212) 538-0652.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Statement and the related Consent and Letter of Transmittal.

About Jacuzzi Brands

Jacuzzi, through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made within this release, including Jacuzzi’s current expectations with respect to the completion of the proposed transaction, future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Jacuzzi believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in Jacuzzi’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2007 and in the future years, and other future expectations to differ materially from those expressed in this press release.

CONTACT:	Jacuzzi Brands, Inc.
Diana Burton, VP - Investor Relations
(561) 514-3850